Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our financial statement in this Registration Statement on Form N-1A of our report dated November 7, 2023, relating to the financial statement of Themes Global Systematically Important Banks ETF, a series of Themes ETF Trust, as of November 3, 2023, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
November 9, 2023

C O H E N  &  C O M P A N Y,  L T D.

800.229.1099  |  866.818.4538 fax  |  cohencpa.com

Registered with the Public Company Accounting Oversight Board